PURCHASE AGREEMENT

Dated as of June 2, 2009

Among

FERRO COLOR & GLASS CORPORATION

and

FERRO PFANSTIEHL LABORATORIES, INC.
as Sellers
and
FERRO CORPORATION
as Purchaser

EXHIBITS EXHIBIT A EXHIBIT B	Lock-Box Banks Sellers UCC Information

EXHIBIT C Form of Choice of Law Provision in Sellers’ Orders and other Agreements

EXHIBIT D Form of Deferred Purchase Price Note

PURCHASE AGREEMENT
Dated as of June 2, 2009

FERRO COLOR & GLASS CORPORATION, a Pennsylvania corporation (“Ferro Color”) and FERRO PFANSTIEHL LABORATORIES, INC., a Delaware corporation (“FPL”)(Ferro Color and FPL being hereinafter sometimes referred to as the “Sellers”), and FERRO CORPORATION, an Ohio corporation (the “Purchaser” or “Ferro”), agree as follows:

PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2) The Sellers have Receivables that they wish to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.:

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement and the Exhibits thereto and not otherwise defined elsewhere herein, capitalized terms have the meanings set forth in this Section 1.01 (such meanings to be equally applicable to the singular and plural forms thereof).

“Deferred Purchase Price” means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date from a Seller exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash to such Seller. The obligations of the Purchaser in respect of the Deferred Purchase Price payable to each Seller shall be evidenced by the Purchaser’s Deferred Purchase Price Note.

“Deferred Purchase Price Note” means the deferred purchase price note to be issued by Purchaser in the form of Exhibit D hereto.

“Discount” means, in respect of each Purchase, 1% of the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised prospectively by request of the relevant Seller or the Purchaser to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by both of such parties (it being understood that each party agrees to duly consider such request and that such consent shall not be unreasonably withheld).

“Event of Termination” has the meaning specified in Section 7.01.

“Facility” means the willingness of the Purchaser to consider making Purchases of Receivables from the Sellers from time to time pursuant to the terms of this Agreement.

“Facility Termination Date” means the earliest of (i) the “Facility Termination Date” (as such term is defined in the Receivables Purchase Agreement), (ii) the date of termination of the Facility pursuant to Section 7.01 and (iii) the date which the Sellers designate by at least two (2) Business Days’ notice to the Purchaser and its assignees (including the SPE and the Agent).

“General Trial Balance” of any Seller on any date means such Seller’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 8.01.

“Purchase” means a purchase by the Purchaser of Receivables from any Seller pursuant to Article II.

“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement dated as of June 2, 2009, between the Purchaser, as seller and collection agent, and the SPE, as purchaser, as amended, restated, supplemented or otherwise modified from time to time.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II.

“Purchased Receivable” means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

“Purchase Price” for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the relevant Seller’s General Trial Balance, minus the Discount for such Purchase.

“Purchase Price Credit” has the meaning specified in Section 2.04.

“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of June 2, 2009, among the SPE, as seller, Wachovia Bank, National Association, as agent, the purchasers party thereto, and Ferro, as collection agent, as amended, restated, supplemented or otherwise modified from time to time.

“Related Security” means, with respect to any Receivable:

(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the invoice related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the invoice related to such Receivable or otherwise,

(iv) all Records related to such Receivables, and

(v) all proceeds of any of the foregoing.

“RPA Final Payment Date” means the later of the Facility Termination Date and the date on which all Capital, Yield, Fees and other obligations under the Receivables Purchase Agreement are paid in full.

“RPA Purchaser” means the “Purchasers” as such term is defined in the Receivables Purchase Agreement.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, and (d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“SPE” means Ferro Finance Corporation, an Ohio corporation.

SECTION 1.02 Certain Terms Defined in Receivables Purchase Agreement. If a capitalized term is used in this Agreement, or any Exhibit thereto, and not otherwise defined therein, such term shall have the meaning assigned thereto in the Receivables Purchase Agreement. Among the capitalized terms used in this Agreement which are defined in the Receivables Purchase Agreement are the following:

Adverse Claim
Affiliate
Agent
Alternate Base Rate
Amortization Event
Business Day
Capital
Collection Agent
Collections
Contract
Credit and Collection Policy
Daily Report
Defaulted Receivable
Deemed Collections
Dilution
Eligible Receivable
Fees
Fee Letter
Incremental Purchase
Indebtedness
Investment Excess
Lock-Box Account
Lock-Box Agreement
Lock-Box Banks
Material Adverse Effect
Monthly Payment Date
Monthly Report
Obligor
Organic Document
Originator(s)
Outstanding Balance
Person
Receivable
Required Capital Condition
Transaction Document(s)
UCC
Yield

SECTION 1.03 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II.
AMOUNTS AND TERMS OF PURCHASES

SECTION 2.01 Facility. On the terms and conditions hereinafter set forth and without recourse to any Seller (except to the extent specifically provided herein), each Seller shall sell to the Purchaser all Receivables originated by it from time to time and the Purchaser shall purchase all such Receivables of such Seller from time to time, in each case during the period from the date hereof to the Facility Termination Date.

SECTION 2.02 Making Purchases. (a) (a) Initial Purchase. Each Seller shall give the Purchaser at least one (1) Business Day’s notice of its request for the initial Purchase hereunder, which request shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase. The Purchaser shall promptly notify such Seller whether it has determined to make such Purchase. On the date of such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(b) Subsequent Purchases. On each Business Day following the initial Purchase, unless a Seller or the Purchaser shall notify the other parties to the contrary, each Seller shall sell to the Purchaser and the Purchaser shall purchase from such Seller, upon satisfaction of the applicable conditions set forth in Article III, all Receivables originated by such Seller which have not previously been sold to the Purchaser. On or within one (1) month after the date of each such Purchase, the Purchaser shall pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(c) Payment of Purchase Price. The Purchase Price for each Purchase shall be paid on or within one (1) month after the Purchase Date therefor by means of any one or a combination of the following: (i) a deposit in same day funds to the relevant Seller’s account designated by such Seller, (ii) an increase in the Deferred Purchase Price owing to the relevant Seller, or (iii) through an intercompany account transaction. In the case of each Seller, the allocation of the Purchase Price as between such methods of payment shall be subject in each instance to the approval of the Purchaser and such Seller; provided, however, that the Deferred Purchase Price may only be increased to the extent that the Purchaser is Solvent and shall remain Solvent after giving effect to such increase.

(d) Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to the Purchase on such date, the Purchaser shall own all Receivables originated by the Sellers as of such date (including Receivables which have been previously sold to the Purchaser hereunder). The Purchase of any Receivable shall include all Related Security with respect to such Receivable.

(e) Assignment of Receivables relating to Obligors located in Germany. In addition to the transfer of ownership of Receivables stipulated above each Seller, subject to the satisfaction of the conditions precedent set out in this Agreement hereby assigns by way of a German law assignment (Abtretung) within the meaning of Section 398 German Civil Code (Bárgerliches Gesetzbuch) to the Purchaser all Receivables (whether now existing or hereafter arising) owed to such Seller by an Obligor located in Germany (the “German Obligor Receivables”). The Purchaser accepts such assignment. The assignment of the German Obligor Receivables shall include all ancillary rights, priority rights as well as all other rights attached to the German Obligor Receivables.

SECTION 2.03 Collections. (a)  Unless otherwise agreed in the Receivables Purchase Agreement, the Collection Agent shall, on each Business Day, deposit into an account of the Purchaser or the Purchaser’s assignee all Collections of Purchased Receivables then held by the Collection Agent.

(b) In the event that any Seller believes that Collections which are not Collections of Purchased Receivables have been deposited into an account of the Purchaser or the Purchaser’s assignee, such Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted to such Seller, all Collections so deposited which are identified, to the Purchaser’s satisfaction, to not be Collections of Purchased Receivables.

(c) On each Monthly Payment Date, the Purchaser shall pay to each Seller accrued interest at the rate set forth in the Deferred Purchase Price Note issued by Purchaser to Sellers on any Deferred Purchase Price owed to such Seller and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price.

SECTION 2.04 Settlement Procedures. (a) A Seller shall be deemed to have received a Deemed Collection with respect to a Receivable sold by it to Purchaser hereunder upon the occurrence of any Dilution with respect to such Receivable. Upon any Seller receipt of a Deemed Collection, Purchaser shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to such Seller hereunder in an amount equal to such Deemed Collection. If such Purchase Price Credit exceeds the original Outstanding Balance of the Receivables originated by such Seller on such day, and an Investment Excess exists or would result from such Deemed Collection, then, upon demand by Purchaser (or the Agent following the Facility Termination Date), such Seller shall pay to Purchaser the remaining amount of such Purchase Price Credit in cash on such day; provided, that if no such Investment Excess exists or would result therefrom and the Facility Termination Date has not occurred, such Seller shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under its Deferred Purchase Price Note to be issued by Purchaser in the form of Exhibit D hereto.

(b) Except as stated in subsection (a) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Purchased Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

SECTION 2.05 Payments and Computations, Etc. (a)  All amounts to be paid or deposited by any Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, during the existence of the Receivables Purchase Agreement, shall be those set forth in the Receivables Purchase Agreement.

(b) Each Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by such Seller (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 2.0% per annum above the Alternate Base Rate, payable on demand.

(c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE III.
CONDITIONS OF PURCHASES

SECTION 3.01 Conditions Precedent to Initial Purchase from the Sellers. The initial Purchase of Receivables from the Sellers hereunder is subject to the conditions precedent that (a) all of the conditions to the initial purchase under the Receivables Purchase Agreement have been satisfied or waived in accordance with the terms thereof, and (b) Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser, and:

(i) Evidence that each Seller has taken any necessary corporate action to authorize this Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii) A certificate of the Secretary or Assistant Secretary of each Seller certifying the names and true signatures of the officers of such Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.

(iii) Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of the initial Purchase, naming each Seller as the seller/debtor and the Purchaser as the purchaser/secured party, or other similar instruments or documents, as the Purchaser may deem necessary or desirable under the UCC of all appropriate jurisdictions or other applicable law to perfect the Purchaser’s ownership of and security interest in the Purchased Receivables and Related Security and Collections with respect thereto.

(iv) Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Purchased Receivables, Contracts or Related Security previously granted by each Seller.

(v) Completed requests for information, dated on or before the date of such initial Purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (iii) above that name any Seller as debtor, together with copies of such other financing statements (none of which shall cover any Purchased Receivables, Contracts or Related Security).

SECTION 3.02 Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that no Event of Termination under subsections 7.01(e), (f), (g) or (j) shall have occurred and be continuing.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Sellers. Each Seller represents and warrants, as to itself, as follows:

(a) Such Seller is a corporation duly incorporated, validly existing and in good standing, in each case under the laws of the applicable jurisdiction set forth in Exhibit B hereto (as such Exhibit B may be amended from time to time pursuant to Section 5.01(b)) and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Purchaser hereunder, (ii) the collectibility of the Purchased Receivables, or (iii) the ability of the Seller or the Collection Agent to perform their respective obligations hereunder.

(b) The execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by it hereunder, including such Seller’s sale of Receivables hereunder and such Seller’s use of the proceeds of Purchases, (i) are within such Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) such Seller’s charter or by-laws, (2) any law, rule or regulation applicable to such Seller, (3) any contractual restriction binding on or affecting such Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of such Seller’s interest in the Purchased Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by such Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement or any other document to be delivered by it hereunder.

(d) This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e) Purchases made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Purchased Receivables to Purchaser, enforceable against creditors of, and purchasers from, such Seller. Such Seller shall have no remaining property interest in any Purchased Receivable.

(f) [Intentionally Omitted.]

(g) There is no pending or, to such Seller’s knowledge, threatened action, investigation or proceeding affecting such Seller or any of its subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of such Seller or any of its subsidiaries or the ability of such Seller to perform its obligations under this Agreement or any other document to be delivered by it hereunder, or which purports to affect the legality, validity or enforceability of this Agreement or any other document to be delivered by it hereunder.

(h) No proceeds of any Purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, provided that this Section 4.01(h) shall not prohibit the Purchaser from purchasing equity securities of Ferro or the Sellers in accordance with applicable law.

(i) No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(j) Each Purchased Receivable, together with the Related Security, is owned (prior to its sale hereunder) by such Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Purchased Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.

(k) Each Daily Report and each Monthly Report (if prepared by the relevant Seller, or to the extent that information contained therein is supplied by such Seller), and all information and each exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by such Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(l) The principal place of business and chief executive office of such Seller and the office where such Seller keeps its records concerning the Purchased Receivables are located at the address or addresses referred to in Section 5.01(b). Such Seller is located in the jurisdiction of organization set forth in Exhibit B hereto for purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of organization of such Seller in which a UCC financing statement is required to be filed in order to perfect the security interest granted by such Seller hereunder is set forth in Exhibit B hereto (in each case as such Exhibit B may be amended from time to time pursuant to Section 5.01(b)).

(m) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit A (as the same may be updated from time to time pursuant to Section 5.01(h)).

(n) Such Seller is not known by and does not use any tradename or doing-business-as name.

(o) With respect to any programs used by such Seller in the servicing of the Receivables, such Seller shall pay any necessary fees associated with any sublicensing agreements necessary in connection with the designation of a new Collection Agent so that such new Collection Agent shall have the benefit of such programs (it being understood that, however, the Collection Agent, if other than Ferro, shall be required to be bound by a confidentiality agreement reasonably acceptable to such Seller).

(p) The sale of Purchased Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller.

(q) Such Seller has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns (other than with respect to such state and local tax returns for the tax year 2005, which have been filed prior to the date hereof) and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with generally accepted accounting principles). Such Seller will also pay when due any taxes payable in connection with the Receivables originated by it, exclusive of taxes on or measured by income or gross receipts of Purchaser and its assigns.

(r) Such Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(s) Such Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable originated by such Seller, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(t) With respect to each Receivable transferred hereunder by such Seller to Purchaser, the Purchase Price received by such Seller constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Seller of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(u) Each Contract with respect to each Receivable originated by such Seller is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(v) Each Receivable originated by such Seller is an “account” under and as defined in the UCC of all applicable jurisdictions.

(w) The manner in which such Seller accounts for the transactions contemplated by this Agreement does not jeopardize the true sale analysis.

ARTICLE V.
COVENANTS

SECTION 5.01 Covenants of the Sellers. From the date hereof until the first day following the Facility Termination Date on which all of the Purchased Receivables are either collected in full or become Defaulted Receivables:

(a) Compliance with Laws, Etc. Each Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Purchased Receivables or the ability of such Seller to perform its obligations under this Agreement.

(b) Offices, Records and Books of Account. Each Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables at the address or addresses of such Seller set forth on Exhibit B hereto, or, upon thirty (30) days’ prior written notice to the Purchaser, at any other locations within the United States. Such Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Purchaser with at least thirty (30) days’ prior written notice thereof, together with an updated Exhibit B, and (ii) no later than the effective date of such change, all actions required by Section 5.01(j) shall have been taken and completed. Upon confirmation by the Agent (prior to the RPA Final Payment Date) or the Purchaser (following the RPA Final Payment Date) of receipt of any such notice (together with an updated Exhibit B) and the completion, as aforesaid, of all actions required by Section 5.01(j), Exhibit B to this Agreement shall, without further action by any party, be deemed to be amended and replaced by the updated Exhibit B accompanying such notice. Each Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Purchased Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, records adequate to permit the daily identification of each new Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable). Each Seller shall (i) make a notation in its books and records, to indicate which Receivables have been sold to the Purchaser hereunder and (ii) upon the request of Purchaser or the Agent following the occurrence and during continuation of an Amortization Event under the Receivables Purchase Agreement: (x) mark each Contract with a legend describing Purchaser’s ownership interests in such Receivables and further describing the interests of the Agent (on behalf of the Purchasers) and (y) deliver to Purchaser (or, upon request, to the Agent) all Contracts (including, without limitation, all multiple originals of any such Contract that constitutes an instrument, a certificated security or chattel paper under the UCC) relating to such Receivables.

(c) Performance and Compliance with Contracts and Credit and Collection Policy. Each Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Purchased Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policy in regard to each Purchased Receivable and the related Contract.

(d) Sales, Liens, Etc. Except for the sales of Receivables contemplated herein, each Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Purchased Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Purchased Receivable are sent, or assign any right to receive income in respect thereof.

(e) Extension or Amendment of Purchased Receivables. Except as otherwise provided in the Receivables Purchase Agreement, no Seller will extend, amend or otherwise modify the terms of any Purchased Receivable or any terms of any Contract related to such Purchased Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(f) Change in Business or Credit and Collection Policy. Except as otherwise provided in the Receivables Purchase Agreement, no Seller will make any change to the Credit and Collection Policy that could reasonably be expected to decrease the credit quality of any newly created Purchased Receivables or materially adversely affect the collectibility of the Purchased Receivables.

(g) Audits. Each Seller will, from time to time during regular business hours as requested at least one (1) Business Day in advance by the Purchaser or its assigns, permit the Purchaser, or its agents, representatives or assigns, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Purchased Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Purchased Receivables and the Related Security or such Seller’s performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters.

(h) Change in Payment Instructions to Obligors. No Seller will add or terminate any bank or bank account as a Lock-Box Bank or Lock-Box Account from those listed in Exhibit A to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank unless the Purchaser shall have received notice of such addition, termination or change (including an updated Exhibit A) and executed copies of Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account. Upon confirmation by the Purchaser’s assignees of receipt of such notice and the related documents, Exhibit A hereto shall, without further action by any party be deemed to be amended and restated by the updated Exhibit A accompanying such notice.

(i) Deposits to Lock-Box Accounts. Each Seller will instruct all Obligors to remit all their payments in respect of Purchased Receivables into Lock-Box Accounts. If such Seller shall receive any Collections directly, it shall immediately (and in any event within two (2) Business Days) deposit the same to a Lock-Box Account. Such Seller will not deposit or otherwise credit, and will use commercially reasonable efforts not to allow or cause to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Purchased Receivables.

(j) Further Assurances. Each Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, such Seller will, upon the request of the Purchaser or its assignee, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Purchased Receivables and any security interest in other assets of such Seller granted hereunder.

(i) Each Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Purchased Receivables and the Related Security, the related Contracts and the Collections with respect thereto and any other assets of such Seller in which a security interest is granted hereunder.

(ii) Each Seller shall perform its obligations under the Contracts related to the Purchased Receivables to the same extent as if the Purchased Receivables had not been sold or transferred.

(k) Reporting Requirements. Each Seller will provide to the Purchaser (and its assignees) the following:

(i) as soon as possible and in any event within five (5) days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of an Authorized Officer of such Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that such Seller has taken and proposes to take with respect thereto;

(ii) at least thirty (30) days prior to any change in such Seller’s name or jurisdiction of incorporation, a notice setting forth the new name or jurisdiction of incorporation and the effective date thereof; and

(iii) such other information respecting the Purchased Receivables or the condition or operations, financial or otherwise, of such Seller as the Purchaser (or its assignees) may from time to time reasonably request.

(l) Prohibition on Additional Negative Pledges. Each Seller will not (and will not authorize any Subsidiary to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Receivables, Collections or Related Security except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(m) Foreign Offices. Each Seller agrees that it will not take any action to open a place of business in either the United Kingdom or Ireland without (i) providing the Purchaser and its assignee with at least ten (10) Business Days’ prior written notice, and (ii) taking all actions that the Purchaser or its assignee may reasonably request pursuant to Section 5.01(j) with respect to the laws of the United Kingdom or Ireland, as applicable.

(n) Invoices. Each of Ferro Color and FPL agrees that all invoices regarding Receivables sent by such Seller will include a choice of law provision substantially in the form attached hereto as Exhibit C identifying the law of a State or the District of Columbia as the governing law.

(o) Corporate Separateness. Each Seller and Purchaser (their Affiliates and Subsidiaries, other than the SPE, the “Ferro Group”) will take all reasonable steps, including, without limitation, all steps that any Agent or any purchaser under the Receivables Purchase Agreement may from time to time reasonably request, to maintain the SPE’s identity as a separate legal entity and will manifest to third parties that the SPE is an entity with assets and liabilities distinct from those of the members of the Ferro Group and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants herein, except as herein specifically otherwise provided, the members of Ferro Group will use reasonable efforts to cause the SPE to:

(i) At all times maintain at least one Independent Director who (x) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of any member of the Ferro Group, (y) is not a current or former officer or employee of the SPE and (z) is not a stockholder of any member of the Ferro Group;

(ii) refrain from participating, directly or indirectly, in the management of operations of any member of the Ferro Group;

(iii) conduct its business from an office separate from that of the members of the Ferro Group (but which may be located in the same facility as one or more of the members of the Ferro Group), and have stationery and other business forms and a mailing address and a telephone number separate from that of the members of the Ferro Group;

(iv) at all times be adequately capitalized in light of its contemplated business;

(v) at all times provide for its own operating expenses and liabilities from its own funds;

(vi) maintain its assets and transactions separately from those of the members of the Ferro Group and reflect such assets and transactions in financial statements separate and distinct from those of the members of the Ferro Group and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the members of the Ferro Group;

(vii) hold itself out to the public under the SPE’s own name as a legal entity separate and distinct from the members of the Ferro Group, and refrain from holding itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the members of the Ferro Group;

(viii) refrain from maintaining any joint account with any member of the Ferro Group or becoming liable as a guarantor or otherwise with respect to any Indebtedness or contractual obligation of any member of the Ferro Group;

(ix) refrain from making any payment or distribution of assets with respect to any obligation of any member of the Ferro Group or granting an Adverse Claim on any of its assets to secure any obligation of any member of the Ferro Group;

(x) refrain from making loans, advances or otherwise extending credit to any of the members of the Ferro Group;

(xi) hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings;

(xii) have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the members of the Ferro Group;

(xiii) refrain from engaging in any transaction with any of the members of the Ferro Group, except as permitted by this Agreement and as contemplated by the Purchase and Contribution Agreement;

(xiv) maintain at all times the Required Capital Condition and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause such Required Capital Condition to cease to be so maintained; and

(xv) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Baker & Hostetler LLP, as counsel for the SPE, in connection with the closing or initial Incremental Purchase under the Receivables Purchase Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

SECTION 5.02 Grant of Security Interest. To secure all obligations of each Seller arising in connection with this Agreement, and each other agreement entered into in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, Indemnified Amounts, payments on account of Collections received or deemed to be received, and any other amounts due the Purchaser hereunder, each Seller hereby assigns and grants to Purchaser a security interest in all of such Seller’s right, title and interest now or hereafter existing in, to and under all Receivables which constitute Purchased Receivables, the Related Security and all Collections with regard thereto.

SECTION 5.03 Covenant of each Seller and the Purchaser. Each Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by such Seller to the Purchaser for all purposes. Each Seller and the Purchaser shall record each Purchase as a sale or purchase, as the case may be, on its books and records, and reflect each Purchase in its financial statements and tax returns as a sale or purchase, as the case may be. In the event that, contrary to the mutual intent of each Seller and the Purchaser, any Purchase of Receivables hereunder is not characterized as a sale or absolute transfer, such Seller shall, effective as of the date hereof, be deemed to have granted (and such Seller hereby does grant) to the Purchaser a first priority security interest in and to any and all Receivables, the Related Security and the proceeds thereof to secure the repayment of all amounts advanced to such Seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

SECTION 5.04 Merger, Consolidation, Etc. Notwithstanding anything to the contrary in this Article V, a Seller may liquidate or dissolve voluntarily into, and may consolidate with or merge with and into, Ferro, provided Ferro delivers written notice to the SPE and the Agent of such transaction at least three (3) Business Days prior thereto.

ARTICLE VI.
COLLECTION AND ADMINISTRATION

SECTION 6.01 Certain Rights of the Purchaser. (a)  The Purchaser may, at any time, give notice of ownership and/or direct the Obligors of Purchased Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Purchased Receivable shall be made directly to the Purchaser or its designee. Each Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of each Lock-Box Account maintained by or on behalf of such Seller for the purpose of receiving Collections.

(b) At any time following the designation of a Collection Agent other than Ferro pursuant to Article VII of the Receivables Purchase Agreement or following the occurrence and during continuation of an Event of Termination or an Incipient Event of Termination:

(i) Each Seller shall, upon the Purchaser’s request and at such Seller’s expense, give notice of the Purchaser’s ownership to each Obligor of Purchased Receivables and direct that payments of all amounts payable under such Purchased Receivables be made directly to the Purchaser or its designees or assignees.

(ii) At the Purchaser’s request and at the relevant Seller’s expense, each Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Purchased Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Purchased Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designees or assignees, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Purchased Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee or assignee. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

(iii) Each Seller authorizes the Purchaser to take any and all steps in such Seller’s name and on behalf of such Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Purchased Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Purchased Receivables and enforcing the Purchased Receivables and the Related Security and related Contracts.

SECTION 6.02 Rights and Remedies. (a)  If any Seller or the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser or its assignees may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if such Seller (as Collection Agent or otherwise) fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by such Seller as provided in Section 8.01 or Section 9.04 as applicable.

(b) Each Seller shall perform all of its obligations under the Contracts related to the Purchased Receivables to the same extent as if such Seller had not sold Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Purchased Receivables. The Purchaser shall not have any obligation or liability with respect to any Purchased Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of such Seller thereunder.

(c) Each Seller shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Purchased Receivables.

(d) Each Seller hereby grants to Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by Purchaser (whether or not from such Seller) in connection with any Purchased Receivable.

SECTION 6.03 Transfer of Records to Purchaser. Each Purchase of Receivables hereunder shall include the transfer to the Purchaser of all of the relevant Seller’s right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of such Seller’s computer software system to access and create such records. Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Purchased Receivables are either collected in full or become Defaulted Receivables.

Each Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Purchased Receivables and rights (whether by ownership, license or sublicense) to the use of such Seller’s computer software system to access and create such records.

In recognition of each Seller’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to such Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of such Seller’s business or in performance of its duties as Collection Agent, provided that (i) such Seller shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records during such license period and (ii) such Seller consents to the assignment and delivery of the records (including any information contained therein relating to such Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.

SECTION 6.04 Receivables Information and Reporting. (a) Upon the Collection Agent’s request, each Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for each Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Purchased Receivables.

(b) Each Seller shall furnish such information and provide such access to its books and records to the Collection Agent as Collection Agent may reasonably request to permit the Collection Agent to timely prepare and deliver all Daily Reports, Monthly Reports and such other reports and/or information as may be required pursuant to the Receivables Purchase Agreement and/or any other Transaction Document.

ARTICLE VII.
EVENTS OF TERMINATION

SECTION 7.01 Events of Termination. If any of the following events (collectively, “Events of Termination” and individually, an “Event of Termination”) shall occur and be continuing:

(a) [Intentionally Omitted]; or

(b) Any representation or warranty made or deemed made by any Seller (or any of its officers) under or in connection with this Agreement or any information or report delivered by such Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (other than in respect of any breach of the representations or warranties in Section 4.01(j) with respect to any Receivable to the extent that a Purchase Price Credit under Section 2.04 is provided) and is not cured within five Business Days following the earlier to occur of (i) notice from Purchaser or Agent of such inaccuracy, or (ii) the date on which an Authorized Officer of such Seller otherwise becomes aware of such inaccuracy; provided, that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold; or

(c) Any Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to such Seller by the Purchaser; or

(d) [Intentionally Omitted]; or

(e) Any Purchase of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim; or

(f) Any Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Seller or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) the “Facility Termination Date” under and as defined in the Receivables Purchase Agreement shall have occurred; or

(h) an “Event of Termination” under and as defined in the Purchase and Contribution Agreement shall have occurred; or

(i) any Seller shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Purchaser under this Agreement, other than as a result of a liquidation, dissolution, consolidation or merger permitted by Section 5.04 of this Agreement; or

(j) Ferro shall cease to own and control 100% of the outstanding equity interests of Ferro Color or FPL, other than as a result of a liquidation, dissolution, consolidation or merger permitted by Section 5.04 of this Agreement;

then, and in any such event, the Purchaser or its assignees may, by notice to each Seller, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent (but subject, prior to the RPA Final Payment Date, to the designation made under the Receivables Purchase Agreement), designate another Person to succeed Ferro as Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of this Section 7.01, the Facility Termination Date shall occur, Ferro (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Purchaser (or its assigns or designees) shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Purchaser and its assignees shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII.
INDEMNIFICATION

SECTION 8.01 Indemnities by the Sellers. Without limiting any other rights that the Purchaser may have hereunder or under applicable law, each Seller hereby agrees to indemnify (and pay upon demand to) the Purchaser and its respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition by Purchaser of any Receivables of such Seller including, without limitation, Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to such Seller) relating to or resulting from:

(i) any representation or warranty made by such Seller (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Receivable of such Seller or Contract related thereto, or the nonconformity of any Receivable of such Seller or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of such Seller to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable of such Seller;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable of such Seller (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables of such Seller at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Receivable of such Seller purchased hereunder, the ownership of the Receivables of such Seller or any other investigation, litigation or proceeding relating to such Seller in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable of such Seller as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Event of Termination described in Section 7.01(f) or Section 7.01(h) of this Agreement;

(x) any failure of such Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable of such Seller and the corresponding Related Security and Collections, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Purchaser to give reasonably equivalent value to such Seller hereunder in consideration of the transfer by such Seller of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Purchaser (or its assignees), or to transfer to the Purchaser (or its assignees), legal and equitable title to, and ownership of, the Receivables of such Seller, the corresponding Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable of such Seller, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at closing or at any subsequent time;

(xiii) any action or omission by such Seller which reduces or impairs the rights of the Purchaser with respect to any Receivable or reduces the Outstanding Balance of any Receivable of such Seller;

(xiv) any attempt by any Person to void any transfer of Receivables of such Seller hereunder under statutory provisions or common law or equitable action;

(xv) the failure of any Receivable of such Seller transferred hereunder and identified as an Eligible Receivable to be an Eligible Receivable at the time so included and identified; and

(xvi) any Dilution with respect to any Purchased Receivable originated by such Seller.

Notwithstanding the foregoing, it is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Purchased Receivables and (ii) that nothing in this Section 8.01 shall require any Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, lack of creditworthiness, or financial inability or unwillingness to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Purchased Receivable or any Contract.

ARTICLE IX.
MISCELLANEOUS

SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any Seller therefrom shall be effective unless in a writing signed by the Purchaser and the Agent and, in the case of any amendment, also signed by the Sellers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Notwithstanding any other provision of this Section 9.01, Exhibit B hereto may be amended in accordance with the procedures set forth in Section 5.01(b).

SECTION 9.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 9.03 Binding Effect; Assignability. (a)  This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser and their respective successors and assigns; provided, however, that no Seller may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser and Agent. In connection with any sale or assignment by the Purchaser of all or a portion of the Purchased Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

(b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Purchased Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04 and 9.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.04 Costs, Expenses and Taxes.(a)  In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, each Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and each Seller agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Purchased Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

(b) In addition, each Seller agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and each Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.05 [Intentionally Omitted].

SECTION 9.06 Confidentiality. (a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Originators, the Agent, the RPA Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons and (ii) as required by any applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including, without limitation, the filing of this Agreement with the SEC as an exhibit to an annual or quarterly report under the Securities Exchange Act of 1934); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b) Anything herein to the contrary notwithstanding, each Seller hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent and each of the RPA Purchasers, (ii) to any prospective or actual assignee or participant of the Agent or any of the RPA Purchasers, and (iii) to any rating agency, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 9.06. In addition, the Agent and the RPA Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

SECTION 9.07 GOVERNING LAW. THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT SECTION 2.02(e) SHALL BE GOVERNED BY THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY.

SECTION 9.08 Third Party Beneficiary. Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and each Seller hereby consents to any such assignments. All such assignees, including parties to the Receivables Purchase Agreement and the Purchase and Contribution Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

SECTION 9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.10 Judgment. (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Purchaser could purchase U.S. Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

(b) The obligation of each Seller in respect of any sum due from it to the Purchaser hereunder shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Purchaser of any sum adjudged to be so due in such other currency the Purchaser may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to the Purchaser in U.S. Dollars, such Seller agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Purchaser against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Purchaser in U.S. Dollars, the Purchaser shall remit to such Seller such excess.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLERS:	FERRO COLOR & GLASS CORPORATION
By: /s/ John T. Bingle

Name: John T. Bingle
Title: Treasurer
251 West Wylie Avenue
Washington, PA 16301
Attention: Treasurer
Facsimile No.: (216) 875-7237
FERRO PFANSTIEHL LABORATORIES,
INC.
By: /s/ John T. Bingle

Name: John T. Bingle
Title: Treasurer
1219 Glen Rock Avenue
Waukegan, IL 60015
Attention: Treasurer
Facsimile No.: (216) 875-7237
PURCHASER:	FERRO CORPORATION
By: /s/ John T. Bingle

Name: John T. Bingle
	Title:	Treasurer

1000	Lakeside Avenue

Cleveland, OH 44114

Attention: Treasurer
Facsimile No.: (216) 875-7237

EXHIBIT B

SELLER UCC INFORMATION

Name: Ferro Color & Glass Corporation

Jurisdiction of Organization: Pennsylvania

UCC Filing Office: Pennsylvania Secretary of the Commonwealth

Principal Place of Business Address: 251 West Wylie Avenue, Washington, PA 16301

Location of its Records Concerning the Purchased Receivables: 1000 Lakeside Avenue, Cleveland, OH 44114

Name: Ferro Pfanstiehl Laboratories, Inc.

Jurisdiction of Organization: Delaware

UCC Filing Office: Delaware Secretary of State

Principal Place of Business Address: 1219 Glen Rock Avenue, Waukegan, IL 60015

Location of its Records Concerning the Purchased Receivables: 1000 Lakeside Avenue, Cleveland, OH 44114

EXHIBIT C
FORM OF CHOICE OF LAW PROVISION IN SELLERS’ ORDERS AND OTHER AGREEMENTS

“Governing Law. This contract shall be governed and construed in accordance with the laws of the [insert one of the fifty states of the United States or the District of Columbia], without application of its choice of law rules.”

SOLICITORS, 003554, 000059, 102811585.1, Ferro — Wachovia Purchase Agreement w/ Conformed Sigs (Step 1)